Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 2, 2023 relating to the financial statements of Wireless Electrical Grid LAN, WiGL, Inc. as of December 31, 2022 and 2021 and for the years then ended and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

February 28, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202  |  Denver, CO 80202

p: 877.968.3330  f: 720.634.0905

info@ArtesianCPA.com  |  www.ArtesianCPA.com